Exhibit- 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form 10 of our report dated January 13, 2012 relating to the financial statements of MySkin, Inc., which appears in such Registration Statement.  We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ANTON & CHIA LLP

Anton & Chia LLP

Newport Beach, California

January 13, 2012